Exhibit 10.1
August 12, 2008
Robert Dykes
12200 Kate Drive
Los Altos Hills, CA 94022
Dear Bob,
VeriFone is pleased to offer you the exempt position of Chief Financial Officer and Senior Vice President, VeriFone Holdings, Inc., reporting to Doug Bergeron, the Chief Executive Officer of VeriFone Holdings, Inc. This offer will expire if it has not been accepted on or prior to August 20, 2008 or if prior to acceptance it is withdrawn by VeriFone.
You will be based in VeriFone’s San Jose, CA office located at 2099 Gateway Place, Suite 600, San Jose, CA, 95110, with a starting salary of $420,000 per annum. You will also be eligible for a target bonus of $280,000 per annum for the fiscal year ending October 31, 2009 if various personal and corporate goals approved by the Compensation Committee of VeriFone Holdings, Inc. are achieved. The target bonus will consist of quarterly payment targets of $25,000 payable at the end of each 2009 fiscal quarter and an annual payment target of $180,000 payable at the end of the 2009 fiscal year. You are also eligible to receive a severance payment equal to six months base salary if your employment is terminated by VeriFone for reasons other than Cause (as defined in VeriFone’s 2006 Equity Incentive Plan). You will not be eligible for any bonus payment if you are not employed by VeriFone at the end of the relevant period for such bonus payment.
Subject to VeriFone Holdings, Inc. Board and Compensation Committee approval, you will also be recommended for a stock option grant of 500,000 shares of VeriFone Holdings, Inc. common stock to be issued and priced, in accordance with VeriFone’s option grant policy, on September 2, 2008 provided you have commenced employment on or before that date, or on the first business day of the first month after your initial date of employment. The award will be granted in two tranches under the Company’s 2006 Equity Incentive Plan. The first tranche will consist of an option to purchase 400,000 shares and will have a four year ratable vesting schedule (25% will vest on the first anniversary of the grant date; 6.25% will vest quarterly in each of the next twelve quarterly periods thereafter). The second tranche will consist of an option to purchase 100,000

R. Dykes

shares and will have a five year deferred vesting schedule (25% will vest on the second anniversary of the grant date; 6.25% will vest quarterly in each of the next twelve quarterly periods thereafter). Please note that should your employment be terminated under certain circumstances, either 90 days prior to or 12 months following a qualified change in control event, your remaining unvested options will fully vest and a full six month severance will be paid. The terms of your option grant will be subject in all respects to the more detailed information regarding the award that will be set forth in your option award agreement.
In addition to your salary, you and your qualified dependents will be eligible to receive customary employee benefits that VeriFone provides to employees in comparable positions as you. Most of these benefits take effect on your first day of employment with VeriFone. These comprehensive benefits include medical, dental, life, and disability plans. With a few restrictions and eligibility requirements, additional benefits include:
•	Paid Company Holidays

•	Three Weeks Paid Vacation Time (subject to increase based on length of service)

•	401(k) Retirement, Savings, and Investment Plan

•	Education Reimbursement Plan
It is VeriFone’s desire to attract and retain individuals who meet our high standards of performance and conduct. However, VeriFone cannot guarantee that you will be employed for any specific length of time. Your employment will be at will, and may be terminated at any time by either you or VeriFone. We will work closely with you to ensure that you understand our performance and productivity expectations. Please note that VeriFone may modify the terms, conditions, duties, compensation and benefits associated with your employment at any time in its sole discretion.
As a condition of employment, you must also comply with the enclosed Patent and Confidential Information Agreement, which prohibits unauthorized use or disclosure of VeriFone proprietary information. Please sign and return this document along with the signed offer letter.

R. Dykes

As a VeriFone employee, you will be expected to abide by VeriFone’s policies and procedures which are posted on our internal company website, including the enclosed Insider Trading Policy of VeriFone, which outlines the procedures and guidelines governing all securities trades by VeriFone employees. Acceptance of employment with VeriFone will be deemed to indicate your acknowledgment to be bound by all terms of VeriFone’s policies and procedures, including VeriFone’s Insider Trading Policy.
In your work for VeriFone, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by VeriFone. You agree that you will not bring onto VeriFone’s premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent that you have disclosed to VeriFone any contract you have signed that may restrict your activities on behalf of VeriFone.
This offer is subject to your submission of an I-9 form and satisfactory documentation regarding your identification and right to work in the United States, no later than three working days after your employment begins.
Please indicate your signature, the date signed, and your anticipated start date in the space provided below, together with a signed copy of the enclosed Patent and Confidential Information Agreement, as your acknowledgment and acceptance of our employment offer, and return to me no later than Wednesday, August 20, 2008.

R. Dykes

Bob, we look forward to having you as a member of the VeriFone team and to developing a mutually beneficial working relationship. If you have any questions, please feel free to contact me at 916.625.1830
Sincerely,
/s/ Dawn LaPlante
Dawn LaPlante
VP, Human Resources
VeriFone, Inc.
Dawn_L1@verifone.com
Acknowledged and Accepted by:

/s/ Robert Dykes	8/20/08	9/2/08

Robert Dykes	Date	Start Date